Exhibit 10.7
SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION
The following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2014, and the 2015 base salaries approved by the Compensation Committee of the Board of Directors (the “Committee”) on March 24, 2015, and the 2016 annual base salary approved in connection with the appointment of our new Chief Executive Officer.

Named Executive Officers[1,2]	2014 Base Salaries	2015 Base Salaries	2016 Base Salaries[3]
Karl G. Glassman, President and Chief Executive Officer	$810,000	$840,000	$1,100,000
Matthew C. Flanigan, EVP and Chief Financial Officer	$490,000	$507,000	TBD[4]
Perry E. Davis, SVP, President – Residential Furnishings	$352,000	$370,000	TBD[4]

[1]
David S. Haffner served as the Company’s Board Chair and Chief Executive Officer through December 31, 2015. Mr. Haffner’s 2014 and 2015 base salaries were $1,090,000 and $1,130,000, respectively. Pursuant to Mr. Haffner's former employment agreement with the Company, he is entitled to continue to receive his annual base salary (at the rate of $1,130,000) through the 2017 Annual Shareholders Meeting, which is expected to be held in May.

[2]
Joseph D. Downes, Jr., the Company’s former SVP, President – Industrial Materials retired from the Company on December 31, 2015. From April 6, 2015 through December 31, 2015, he served in a lesser position with the Company and received remuneration based on an annual salary of $140,000. In 2014 and through April 5, 2015, he received remuneration based on an annual salary of $347,300.

[3]
Karl G. Glassman became the Company’s President and Chief Executive Officer, effective January 1, 2016, and, as previously reported, the Committee increased his annual base salary from $840,000 to $1,100,000 at its January 4, 2016 meeting.

[4]	To be determined. The 2016 annual base salaries for Matthew C. Flanigan and Perry E. Davis are expected to be set by the Committee at its March 2016 meeting.
Except as noted below, the named executive officers are expected to be eligible to receive a cash bonus under the Company’s 2014 Key Officers Incentive Plan (filed March 25, 2014 as Appendix A to the Company’s Proxy Statement) (the “Plan”) in accordance with the 2016 award formula (which is expected to be adopted at the Committee’s March 2016 meeting and, consistent with past years, is expected to include performance targets related to the achievement of Return on Capital Employed (60% relative weight), Cash Flow for Corporate Participants and Free Cash Flow for Profit Center Participants (20% relative weight) and certain Individual Performance Goals (20% relative weight)). Each executive’s award is expected to be calculated by multiplying his annual salary at the end of the Plan year by his Target Percentage, then applying the award formula adopted by the Committee for that Plan year. We will disclose the 2016 award formula in a subsequent Form 8-K filing once it is adopted. The Target Percentages in 2014, 2015 and 2016 for Karl G. Glassman, and the Target Percentages in 2014 and 2015 for our principal financial officer and the other named executive officers are shown in the following table.

Named Executive Officers,1,2	2014 Target Percentages	2015 Target Percentages	2016 Target Percentages[3]
Karl G. Glassman, President and Chief Executive Officer	90%	90%	115%
Matthew C. Flanigan, EVP and Chief Financial Officer	80%	80%	TBD[4]
Perry E. Davis, SVP, President – Residential Furnishings	60%	60%	TBD[4]

[1]
Davis S. Haffner served as the Company’s Board Chair and Chief Executive Officer through December 31, 2015. His Target Percentage was 115% in each of 2014 and 2015. Pursuant to Mr. Haffner's former employment agreement with the Company, he will continue to receive a cash bonus payment with a Target percentage of 115% for all of 2016 and through the 2017 Annual Shareholders Meeting, which is expected to be held in May. Mr. Haffner’s award formula is expected to be adopted at the March Committee meeting, and is expected to measure the achievement of Return on Capital Employed (70% relative weight) and Cash Flow (30% relative weight).

[2]
Joseph D. Downes, Jr., the Company’s former SVP, President – Industrial Materials retired from the Company on December 31, 2015. He served in a lesser position with the Company from April 6, 2015 through December 31, 2015, and, as a result, in 2015, he participated in the Company’s Key Management Incentive Compensation Plan, which is a cash bonus plan for non-executive officers. The award payout under this plan was determined in substantially the same manner as the 2014 Key Officers Incentive Plan and the 2015 award formula. The performance objectives were Return on Capital Employed (70% relative weight) and Free Cash Flow (30% relative weight) increased by as much as 5% for exceptional safety performance or decreased by as much as 20% for critical compliance failures.

[3]
Karl G. Glassman became the Company’s President and Chief Executive Officer, effective January 1, 2016, and as previously reported, the Committee increased his Target Percentage from 90% to 115% at its January 4, 2016 meeting.

[4]	To be determined. The 2016 target percentages for Matthew C. Flanigan and Perry E. Davis are expected to be set by the Committee at its March 2016 meeting.

Individual Performance Goals. Each executive’s cash award under the award formula is based, in part, on individual performance goals established outside the Plan (20% relative weight). The 2016 goals for our named executive officers1 are:
Karl G. Glassman: Strategic planning, growth initiatives and succession planning.
Matthew C. Flanigan: Strategic planning, credit facility renewal, information technology and internal audit improvements.
Perry E. Davis: Growth of targeted businesses and supply chain initiatives.

[1]	Neither Mr. Haffner nor Mr. Downes were employed by the Company as of January 1, 2016. As such, neither have individual performance goals for 2016.

The achievement of the individual performance goals is measured by the following schedule.

Individual Performance Goals Payout Schedule (1-5 scale)

Achievement	Payout
1 – Did not achieve goal	0%
2 – Partially achieved goal	50%
3 – Substantially achieved goal	75%
4 – Fully achieved goal	100%
5 – Significantly exceeded goal	up to 150%